Exhibit 21.1




                      China International Enterprises Inc.
                              List of Subsidiaries




--------------------------- ------------------------------ ---------------------

   Name of Subsidiary           Jurisdiction               Ownership Percentage
--------------------------- ------------------------------ ---------------------
HXT Holdings, Inc.              Delaware                           100%
--------------------------- ------------------------------ ---------------------
Heng Xing Technology Group
Development Limited             British Virgin Islands             100%*
--------------------------- ------------------------------ ---------------------
Shenzhen Hengtaifeng
Technology Co., Ltd.            PRC                                100%*
--------------------------- ------------------------------ ---------------------

* indirectly owned through a subsidiary or subsidiaries